Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

DERMIRA, INC.

Dermira, Inc., a Delaware corporation, hereby certifies that:

1.                                      The name of the corporation is Dermira, Inc.  The date of filing its original Certificate of Incorporation with the Secretary of State was August 18, 2010, under the name of Skintelligence, Inc.  The corporation filed a restated certificate of incorporation on August 3, 2011, a certificate of amendment to the restated certificate of incorporation on September 9, 2011, a restated certificate of incorporation on March 27, 2013 and a certificate of amendment to the restated certificate of incorporation on April 10, 2014.

2.                                      This Restated Certificate of Incorporation of the corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation, has been duly adopted by the corporation’s Board of Directors and a majority of the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: August 14, 2014
Dermira, Inc.

	By:	/s/ Thomas Wiggans
	Name:	Thomas Wiggans
	Title:	Chief Executive Officer

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION

OF

DERMIRA, INC.

ARTICLE I:  NAME

The name of the corporation is Dermira, Inc.

ARTICLE II:  REGISTERED AGENT

The address of the registered office of the corporation in the State of Delaware is 32500 South Dupont Highway, City of Dover, County of Kent, Delaware 19901.  The name of the corporation’s registered agent at such address is Incorporating Services, Ltd.

ARTICLE III:  PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV:  AUTHORIZED SHARES

This corporation is authorized to issue two classes of shares, designated “Common Stock” and “Preferred Stock.”  The total number of shares of Common Stock authorized to be issued is 126,000,000 shares, $0.001 par value per share.  The total number of shares of Preferred Stock authorized to be issued is 89,601,458 shares, $0.001 par value per share, 38,121,253 of which are designated as “Series A Preferred Stock,” and 20,757,316 of which are designated as “Series B Preferred Stock” and 30,722,889 of which are designated as “Series C Preferred Stock.”

ARTICLE V:  TERMS OF CLASSES AND SERIES

The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock and the Common Stock are as follows:

1.                                      Definitions.  For purposes of this Article V, the following definitions apply (except as otherwise provided for herein):

1.1                               “Board” shall mean the Board of Directors of the Corporation.

1.2                               “Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Corporation.

1.3                               “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.4                               “Corporation” shall mean this corporation.

1.5                               “Distribution” shall mean the transfer of cash or property by the Corporation to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Corporation’s stock).  A Permitted Repurchase (defined below) is not a Distribution.

1.6                               “Dividend Rate” shall mean $0.0740 per share per annum for the Series A Preferred Stock, $0.1162 per share per annum for the Series B Preferred Stock and $0.13 per share per annum for the Series C Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like, with respect to each such series of Preferred Stock).

1.7                               “Fully Diluted Basis” shall mean all shares of Common Stock and all shares of Preferred Stock and all Convertible Securities as if such shares had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of Common Stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible)

1.8                               “Original Issue Date” shall mean the date on which the first share of Series C Preferred Stock is issued by the Corporation.

1.9                               “Original Issue Price” shall mean $0.9250 per share for the Series A Preferred Stock, $1.4525 per share for the Series B Preferred Stock and $1.66 per share for the Series C Preferred Stock.  The Original Issue Price shall be as adjusted for any stock splits or combinations of such Preferred Stock, stock dividends on such Preferred Stock, recapitalizations of such Preferred Stock or the like with respect to such Preferred Stock.

1.10                        “Permitted Repurchases” shall mean (a) the repurchase by the Corporation of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Corporation or a subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Corporation has the option to repurchase such shares, at cost, upon the occurrence of certain events, such as the termination of employment or services, and (b) the repurchase of shares pursuant to the Co-Sale Agreement (as defined in that certain Series C Preferred Stock Purchase Agreement, dated as of the Original Issue Date, as may be amended, restated or modified from time to time, by and among the Corporation and certain stockholders of the Corporation (the “Purchase Agreement”)).

1.11                        “Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

1.12                        “Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.001 par value per share, of the Corporation.

1.13                        “Series B Preferred Stock” shall mean the Series B Preferred Stock, $0.001 par value per share, of the Corporation.

1.14                        “Series C Preferred Stock” shall mean the Series C Preferred Stock, $0.001 par value per share, of the Corporation.

1.15                        “Securities Act” shall mean the Securities Act of 1933, as amended.

1.16                        “Subsidiary” shall mean any corporation of which at least 50% of the outstanding voting stock is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

2.                                      Dividend Rights.

2.1                               Non-Cumulative Preferred Stock Dividend Preference.  Holders of Preferred Stock, in preference to the holders of Common Stock, may receive, but only out of funds that are legally available therefor, cash dividends at the Dividend Rate per annum on each outstanding share of Preferred Stock.  Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.  The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) in any calendar year unless (in addition to the obtaining of any consents required elsewhere in this Restated Certificate of Incorporation (“Restated Certificate”)) the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, out of funds legally available therefor, a dividend on each outstanding share of Preferred Stock as set forth in Section 2.1.

2.2                               Non-Cash Dividends.  Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3.                                      Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets that may be legally distributed to the Corporation’s stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner.

3.1                               Liquidation Preference.  The holders of each share of Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, an amount per share equal to the Original Issue Price of such series of Preferred Stock, plus the amount of any declared and unpaid dividends on such share of Preferred Stock, for each such series of Preferred Stock (such amount per share, the “Liquidation Preference Per Share”).  If upon any liquidation, dissolution or winding up of the Corporation the Available Funds and Assets shall be insufficient to permit the payment to holders of the Preferred Stock of their full preferential amounts described in this Section 3.1, then all the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Preferred Stock pro rata, on an equal priority, pari passu basis, according to their respective liquidation preferences as set forth herein.

3.2                               Remaining Assets.  If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in this Section 3, then all such remaining Available Funds and Assets shall be distributed among the holders of the shares of Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for the purpose of the participation rights under this Section 3.2 all shares of Preferred Stock as if they had been converted to Common Stock pursuant to the terms of this Restated Certificate immediately prior to such dissolution, liquidation or winding up of the Corporation; provided, however, that if the aggregate amount the holders of a series of Preferred Stock are entitled to receive under Sections 3.1 and 3.2 shall exceed three times the Original Issue Price of such series of Preferred Stock (the “Maximum Participation Amount”), each holder of such series of Preferred Stock shall only be entitled to receive upon such liquidation, dissolution or winding up of the Corporation the greater of (a) the Maximum Participation Amount or (b) the amount such holder would have received if all shares of such series of Preferred Stock had been converted into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation.

3.3                               Deemed Liquidation Events. Unless otherwise approved by the vote of both (1) the holders of a majority of the then-outstanding shares of Preferred Stock, voting together as a separate class on an as-converted basis, and (2) the holders of at least 60% of the then-outstanding shares of Series C Preferred Stock, voting as a separate class, each of the following transactions (each a “Deemed Liquidation Event”) shall be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section 3:

(a)                                 any reorganization by way of share exchange, consolidation or merger (each, a “combination transaction”) in which the Corporation is a constituent corporation or is a party with another entity if, as a result of such combination transaction, the voting securities of the Corporation that are outstanding immediately prior to the consummation of such combination transaction (other than any such securities that are held by an “Acquiring Stockholder,” as defined below) do not represent, or are not converted into or exchange for, securities of the surviving corporation of such combination transaction (or such surviving corporation’s parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such combination transaction, together possess a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such combination transaction, including securities of such surviving corporation (or its parent corporation, if applicable) that are held by the Acquiring Stockholder;

(b)                                 a sale of all or substantially all of the assets of the Corporation, that is followed by the distribution of the proceeds to the Corporation’s stockholders; or

(c)                                  any voluntary sale, conveyance, exchange or transfer to another person, in a single transaction or a series of related transactions, of shares representing 50% or more of the outstanding shares of the Corporation (other than in connection with a bona fide equity financing of the Corporation (including the sale of Series C Preferred Stock), change of jurisdiction, or similar transaction involving the Corporation). For purposes of this Section 3.3, an “Acquiring Stockholder” means a stockholder or stockholders of the Corporation prior to a consolidation or merger described above that (i) merges or combines with the Corporation in such combination transaction or (ii) owns or controls a majority of another corporation that merges or combines with the Corporation in such combination transaction (or is under common control with such entity).

3.4                               Allocation of Escrow.  In the event of a Deemed Liquidation Event pursuant to Section 3.3, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the definitive agreement governing the Deemed Liquidation Event shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 3.1 and 3.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 3.1 and 3.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.5                               Non-Cash Consideration.  Subject to Section 3.4 above, if any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board, in good faith, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(a)                                 The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i)                                     unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if the securities are then traded on a national securities exchange, then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30 day period ending three days prior to the distribution; and

(ii)                                  if (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the 30 calendar day period ending three trading days prior to the distribution; and

(iii)                               if there is no active public market as described in clauses (i) or (ii) above, then the value shall be the fair market value thereof, as determined in good faith by the Board.

(b)                                 The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in Section 3.5(a)(i), (a)(ii) or (a)(iii) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

3.6                               Notice of Deemed Liquidation Event.  The Corporation shall give each holder of record of Preferred Stock and Common Stock written notice of any impending Deemed Liquidation Event not later than 10 days prior to the stockholders’ meeting called to approve such Deemed Liquidation Event, or 10 days prior to the closing of such Deemed Liquidation Event, whichever is earlier, and shall also notify such holders in writing of the final approval of such Deemed Liquidation Event.  The first of such notices shall describe the material terms and conditions of the impending Deemed Liquidation Event and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes.  Unless such notice requirements are waived, the Deemed Liquidation Event shall not take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein.  Notwithstanding the other provisions of this Restated Certificate, all notice periods or notice requirements in this Article V, Section 3 may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of at least a majority of the Preferred Stock, voting as a separate class on an as-converted basis, that are entitled to such notice rights.

4.                                      Redemption.  The Preferred Stock shall not be redeemable.

5.                                      Voting Rights.

5.1                               Common Stock.  The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings).  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Restated Certificate ) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law and without a separate class vote of the holders of the Common Stock.

5.2                               Preferred Stock.  Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 6 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

5.3                               General.  Subject to the other provisions of this Restated Certificate, each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law.  Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

5.4                               Board of Directors Election and Removal.

(a)                                 Election of Directors.  (i) For so long as at least 25% of the Series A Preferred Stock outstanding as of the Original Issue Date remains outstanding, the holders of the Series A Preferred Stock, voting as a separate series, shall be entitled to elect three directors of the Corporation (together the “Series A Directors”); (ii) the holders of a majority of the Common Stock, voting as a separate class, shall be entitled to elect two directors of the Corporation (together the “Common Directors”); and (iii) a majority of the outstanding shares of Common Stock and Preferred Stock, voting together as a single class and on an as-converted to Common Stock basis, shall be entitled to elect any remaining directors.

(b)                                 Quorum; Required Vote.

(i)                                     Quorum.  At any meeting held for the purpose of electing directors, the presence in person or by proxy (A) of the holders of a majority of the shares of the Series A Preferred Stock or Common Stock then outstanding, respectively, shall constitute a quorum for the election of directors to be elected solely by the holders of the Series A Preferred Stock or Common Stock, respectively, and (B) of holders of a majority of the voting power of all the then-outstanding shares of Preferred Stock and Common Stock shall constitute a quorum for the election of any directors to be elected jointly by the holders of the Preferred Stock and the Common Stock.

(ii)                                  Required Vote.  With respect to the election of any director or directors by the holders of the outstanding shares of a specified series, class or classes of stock given the right to elect such director or directors pursuant to Section 5.4(a) above (the “Specified Stock”), that candidate or those candidates (as applicable) shall be elected who either:  (A) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes (on an as-converted basis) of the outstanding shares of such Specified Stock, up to the number of directors to be elected by such Specified Stock; or (B) in the case of any such vote taken by written consent without a meeting, are elected by the written consent of the holders of a majority of outstanding shares of such Specified Stock.

(c)                                  Vacancy.  If there shall be any vacancy in the office of a director elected or to be elected by the holders of any Specified Stock, then a director to hold office for the unexpired term of such directorship may be elected by the required vote of holders of the shares of such Specified Stock specified in Section 5.4(b)(ii) above that are entitled to elect such director, and, until any such vote has occurred (or if no such vote occurs), may be elected by a majority of the remaining director or directors (if any) in office that were so elected by the holders of such Specified Stock, by the affirmative vote of a majority of such directors (or by the sole remaining director elected by the holders of such Specified Stock if there be but one).

(d)                                 Removal.  Subject to Section 141(k) of the Delaware General Corporation Law, any director who shall have been elected to the Board by the holders of any Specified Stock, or by any director or directors elected by holders of any Specified Stock as provided in Section 5.4(c), may be removed during his or her term of office, without cause, by, and only by, the affirmative vote of shares representing a majority of the voting power, on an as-converted basis, of all the outstanding shares of such Specified Stock entitled to vote, given either at a meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders without a meeting, and any vacancy created by such removal may be filled only in the manner provided in Section 5.4(c).

(e)                                  Procedures.  Any meeting of the holders of any Specified Stock, and any action taken by the holders of any Specified Stock by written consent without a meeting, in order to elect or remove a director under this Section 5.4, shall be held in accordance with the procedures and provisions of the Corporation’s Bylaws, the Delaware General Corporation Law and applicable law regarding stockholder meetings and stockholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).

(f)                                   Board Size.  The number of directors which will constitute the whole Board shall be designated in the Bylaws of the Corporation.

(g)                                  Termination.  Notwithstanding anything in this Section 5.4 to the contrary, the provisions of this Section 5.4 shall cease to be of any further force or effect upon the earliest to occur of: (i) a Deemed Liquidation Event, or (ii) upon the election of the Corporation to windup its affairs and dissolve.

5.5                               Vote by Ballot.  Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

6.                                      Conversion Rights.  The outstanding shares of Preferred Stock shall be convertible into Common Stock as follows:

6.1                               Optional Conversion.

(a)                                 At the option of the holder thereof, each share of Preferred Stock shall be convertible, at any time or from time to time prior to the close of business on the business day before any date fixed for redemption of such share, into fully paid and nonassessable shares of Common Stock as provided herein.

(b)                                 Each holder of Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted.  Thereupon the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.  If a conversion election under this Section 6.1 is made in connection with an underwritten offering of the Corporation’s securities pursuant to the Securities Act (which underwritten offering does not cause an automatic conversion pursuant to Section 6.2 to take place), the conversion may, at the option of the holder tendering shares of

Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the Corporation’s securities pursuant to such offering, in which event the holders making such elections who are entitled to receive Common Stock upon conversion of their Preferred Stock shall not be deemed to have converted such shares of Preferred Stock until immediately prior to the closing of such sale of the Corporation’s securities in the offering.

6.2                               Automatic Conversion.

(a)                                 Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein: (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act, covering the offer and sale of Common Stock for the account of the Corporation in which the per share price is not less than the Conversion Price of the Series C Preferred Stock in effect immediately prior to the closing of such public offering (as adjusted for stock splits, recapitalizations, stock dividends, combinations and the like) and aggregate gross proceeds to the Corporation equals or exceeds $50,000,000 (before deduction of underwriters commissions and expenses) (a “Qualified IPO”); or (ii) upon the Corporation’s receipt of the written consent of the holders of a majority of the then outstanding shares of Preferred Stock to the conversion of all then outstanding shares of Preferred Stock under this Section 6.2, provided that, in the event of any conversion pursuant to this Section 6.2(a)(ii) in connection with a Deemed Liquidation Event in which the holders of shares of Series C Preferred Stock receive or would, at the time of such conversion, be reasonably expected to receive as a result of such Deemed Liquidation Event an amount per share of Series C Preferred Stock less than the Original Issue Price for the Series C Preferred Stock, such conversion shall require the written consent of the holders of a majority of the then outstanding shares of Series C Preferred Stock.  For the avoidance of doubt, the holders of a majority of the then outstanding shares of Preferred Stock may elect to convert all outstanding shares of Preferred Stock into Common Stock pursuant to Section 6.2(a)(ii) in connection with or contemplation of the Company’s initial public offering, even if such initial public offering would not result in a Qualified IPO.  No waiver of any of the provisions of this Section 6.2(a) shall be effected unless such amendment or waiver shall have been approved by at least 60% of the shares of Series C Preferred Stock then outstanding.

(b)                                 Upon the occurrence of any event specified in Section 6.2(a) above, the outstanding shares of Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Preferred Stock or Common Stock.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

6.3                               Special Mandatory Conversion.

(a)                                 Definitions.  For purposes of this Section 6.3, the following definitions shall apply.

(i)                                     “Affiliate” shall mean, with respect to any holder of shares of Preferred Stock, any person, entity or firm that, directly or indirectly, controls, is controlled by or is under common control with such holder, including, without limitation, any entity of which the holder is a partner or member, any partner, officer, director, member or employee of such holder and any venture capital fund now or hereafter existing of which the holder is a partner or member which is controlled by or under common control with one or more general partners of such holder or shares the same management company with such holder.

(ii)                                  “Commitment Percentage” shall mean (a) with respect to New Enterprise Associates 13, Limited Partnership and NEA Ventures 2011, Limited Partnership, and their Affiliates (together, “NEA”), 36.36%, (b) with respect to Bay City Capital Fund V, L.P. and Bay City Capital V Co-Investment Fund, LP., and their Affiliates, (together, “Bay City”), 36.36%, and (c) with respect to Canaan VIII L.P. and its Affiliates (together, “Canaan”), 27.27%.

(iii)                               “Offered Securities” shall mean the equity securities (or convertible debt securities or instruments) of the Corporation offered for sale, or sold, in connection with a Qualified Financing.

(iv)                              “Pro Rata Amount” shall mean, with respect to any holder of Preferred Stock, the aggregate number (or principal amount, in the case of debt securities) of Offered Securities that are allocated by the Corporation for issuance to existing stockholders of the Corporation multiplied by such holder’s Commitment Percentage; provided, that, if such holder is limited by the Corporation to purchasing only up to a stated maximum number of Offered Securities in such Qualified Financing, which limitation has been approved by the Board and applied on a pro rata basis to all holders of Preferred Stock, then such holder’s Pro Rata Amount shall not exceed such maximum amount.

(v)                                 “Qualified Financing” shall mean any transaction involving the issuance or sale (or deemed issuance or sale pursuant to Section 6.9(c)) of Additional Shares of Common Stock that is approved by a majority of the shares of Preferred Stock, voting as a separate class; provided that for purposes of this definition, clauses (I) and (J) of Section 6.9(b)(i) shall be disregarded.

(vi)                              “Threshold Amount” shall mean (a) with respect to NEA, $30 million, (b) with respect to Bay City, $30 million, and (c) with respect to Canaan, $22.5 million.

(b)                                 Automatic Conversion if Not Participating.  At any time prior to the conversion of the Preferred Stock pursuant to Section 6.2, a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, in the event that NEA, Bay City or Canaan does not participate in a Qualified Financing by purchasing in the aggregate in such Qualified Financing (within the time period specified by the Corporation upon sending to each holder of Preferred Stock at least 30 days written notice of, and the opportunity to purchase its Pro Rata Amount of, the Qualified Financing), such entity’s Pro Rata Amount, on the terms generally applicable to other investors in the Qualified Financing, then each share of Preferred Stock held by such entity and its Affiliates shall automatically, and without any further action on the part of such entity, its Affiliates or the Corporation, be converted into the number of shares of Common Stock equal to 50% of the shares of Common Stock such entity and its Affiliates would be entitled to receive upon conversion pursuant to Section 6.1 at the applicable Conversion Price (as defined below) for the series of Preferred Stock in question that is in effect immediately prior to the consummation of such Qualified Financing.  For purposes of determining the number of shares of Preferred Stock owned by any such entity and its Affiliates, and for determining the number of Offered Securities any such entity has purchased in a Qualified Financing, all shares of Preferred Stock held by Affiliates of such entity shall be aggregated with such holder’s shares and all Offered Securities purchased by Affiliates of such entity shall be aggregated with the Offered Securities purchased by such entity.  Such conversion is referred to as a “Special Mandatory Conversion.”

Notwithstanding the foregoing, an entity shall not be subject to Special Mandatory Conversion (and this Section 6.3 shall not apply to such entity and its Affiliates) if, prior to any date of determination (which shall take into account any and all purchases in any such Qualified Financing), such entity and its Affiliates have together purchased Preferred Stock and any other Offered Securities for an aggregate purchase price to the Corporation that is equal to or greater than such entity’s Threshold Amount.

(c)                                  Voluntary Conversion Not Effective.  Notwithstanding anything to the contrary in Section 6.1, in the event that a holder of Preferred Stock converts any shares of Preferred Stock into Common Stock pursuant to Section 6.1 hereof within 90 days prior to the date of closing of a Qualified Financing that would have resulted in a Special Mandatory Conversion of such shares of Preferred Stock had they not been converted, such Preferred Stock instead shall be deemed to have been converted in a Special Mandatory Conversion pursuant to this Section 6.3 (and the Corporation may cancel and deem no longer outstanding any shares of Common Stock issued on such conversion in excess of that number of shares that would have been issued in a Special Mandatory Conversion).

(d)                                 Procedural Requirements.  Upon a Special Mandatory Conversion, each holder of shares of Preferred Stock converted pursuant to Section 6.3(b) shall be sent written notice of such Special Mandatory Conversion and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 6.3 and Section 8.3.  Upon receipt of such notice, each holder of such shares of Preferred Stock shall surrender such holder’s certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice in accordance with the procedure specified in Section 6.2(b) for an automatic conversion.

(e)                                  Amendment.  No amendment to, or waiver of, any of the provisions of this Section 6.3 shall be effected unless such amendment or waiver shall have been approved by at least 80% of the shares of Preferred Stock then outstanding.

6.4                               Conversion Price.  Each share of Preferred Stock shall be convertible in accordance with Section 6.1 or Section 6.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price for such series of Preferred Stock by the conversion price for such series of Preferred Stock that is in effect at the time of conversion (the “Conversion Price”).  The initial Conversion Price for each such series of Preferred Stock shall be the Original Issue Price for such series of Preferred Stock. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as provided below.  Following each adjustment of the Conversion Price, such adjusted Conversion Price shall remain in effect until a further adjustment of such Conversion Price hereunder.

6.5                               Adjustment Upon Common Stock Event.  Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Price of each such series of Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (a) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (b) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Preferred Stock.  The Conversion Price for a series of Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event.  As used herein, the term the “Common Stock Event” shall mean at any time or from time to time after the Original Issue Date, (x) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding

Common Stock, (y) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (z) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

6.6                               Adjustments for Other Dividends and Distributions.  If at any time or from time to time after the Original Issue Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event, then in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.

6.7                               Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, or consolidation provided for elsewhere in this Section 6), then in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

6.8                               Reorganizations, Mergers and Consolidations.  If at any time or from time to time after the Original Issue Date there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6) or a merger or consolidation of the Corporation with or into another corporation (except an event which is governed under Section 3.3), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Preferred Stock thereafter shall be entitled to receive, upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 6 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.  This Section 6.8 shall similarly apply to successive reorganizations, mergers and consolidations.  Notwithstanding anything to the contrary contained in this Section 6, if any reorganization, merger or consolidation is approved by the vote of stockholders required by Section 7 hereof, then such transaction and the rights of the holders of Preferred Stock and Common Stock pursuant to such reorganization, merger or consolidation will be governed by the documents entered into in connection with such transaction and not by the provisions of this Section 6.8.

6.9                               Sale of Shares Below Conversion Price.

(a)                                 Adjustment Formula.  If at any time or from time to time after the Original Issue Date the Corporation issues or sells, or is deemed by the provisions of this Section 6.9 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in Section 6.5, a dividend or distribution as provided in Section 6.6 or a recapitalization, reclassification or other change as provided in Section 6.7, or a reorganization, merger or consolidation as provided in Section 6.8, for an Effective Price (as hereinafter defined) that is less than the Conversion Price for a series of Preferred Stock in effect immediately prior to such issue or sale (or deemed issue or sale), then, and in each such case, the Conversion Price for such series of Preferred Stock shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

(i)                                     The numerator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issuance or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Corporation for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale; and

(ii)                                  The denominator of which shall be the sum of (A) the number of Common Stock Equivalents Outstanding immediately prior to such issuance or sale of Additional Shares of Common Stock plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

(b)                                 Certain Definitions.  For the purpose of making any adjustment required under this Section 6.9:

(i)                                     The “Additional Shares of Common Stock” shall mean any shares of Common Stock issued by the Corporation, or deemed issued as provided in Section 6.9(c) below, whether or not subsequently reacquired or retired by the Corporation, other than the following (each of which shall constitute “Excluded Securities”):

A.                                    shares of Common Stock to be issued upon the conversion of Preferred Stock;

B.                                    shares of Common Stock (and/or notes, options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisors to, the Corporation or any subsidiary pursuant to incentive agreements, stock purchase, stock option plans, stock bonuses or awards, or warrants, contracts or other written arrangements approved by the Board;

C.                                    shares of Common Stock or Preferred Stock (and/or notes, options, warrants or rights therefor) issued or issuable to strategic partners, including to actual or potential customers, lessors, landlords, suppliers and contract partners, in connection with an actual or potential commercial relationship, in each case, approved by the Board; provided, that, such issuances, together with issuances described in Section 6.9(b)(i)(D) and all issuances under this Section 6.9(b)(i)(C) prior to the date of measurement, do not exceed more than 2% of the shares of the Corporation on a Fully Diluted Basis as of the date of any such issuance;

D.                                    shares of Common Stock or Preferred Stock (and/or notes, options, warrants or rights therefor) issued or issuable to banks or other financial institutions in connection with leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar transactions, in each case, approved by the Board; provided, that, such issuances, together with issuances described in Section 6.9(b)(i)(C) and all issuances under this Section 6.9(b)(i)(D) prior to the date of measurement, do not exceed more than 2% of the shares of the Corporation on a Fully Diluted Basis as of the date of any such issuance;

E.                                     shares of Common Stock or Preferred Stock (and/or notes, options, warrants or rights therefor) issued or issuable to entities in connection with bona fide acquisitions (whether by merger, consolidation, purchase of assets, sale or exchange of stock or otherwise or other similar reorganization), or other strategic transactions, including licensing arrangements and joint ventures, in each case, approved by the Board;

F.                                      shares of Common Stock or Preferred Stock (and/or notes, options, warrants or rights therefor) issued pursuant to the conversion or exercise of currently outstanding convertible or exercisable securities;

G.                                    shares of Common Stock or Preferred Stock (and/or notes, options, warrants or rights therefor) issued in connection with any stock split, stock dividend, recapitalization or similar transactions that is subject to Sections 6.6, 6.7 or 6.8 of this Restated Certificate;

H.                                   shares of Common Stock issued or issuable in a Qualified IPO;

I.                                        shares of Preferred Stock issued or issuable pursuant to the Purchase Agreement; and

J.                                        shares of Common Stock or Preferred Stock (and/or options, warrants or rights therefor) issued in a transaction not otherwise described herein which are excluded from this provision by the approval of the Board and a majority of the holders of the then outstanding shares of Preferred Stock on an as-converted basis; provided, however, with respect to the rights of the holders of Series C Preferred Stock set forth in this Section 6.9, no such issuance of Common Stock or Preferred Stock (or options, warrants or rights therefor) shall be excluded from the definition of “Additional Shares of Common Stock” pursuant to this clause J, unless such exclusion has been approved by the vote of the holders of at least 60% of the then outstanding Series C Preferred Stock, voting as a separate class.

(ii)                                  The “Aggregate Consideration Received” by the Corporation for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Corporation before deduction of any underwriting or similar commissions, discounts, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

(iii)                               The “Common Stock Equivalents Outstanding” shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the Corporation that are outstanding at the time in question, plus (B) all shares of Common Stock of the Corporation issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock of the Corporation that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities into or for Common Stock.

(iv)                              The “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Common Stock.

(v)                                 The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation under this Section 6.9, into the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this Section 6.9, for the issue of such Additional Shares of Common Stock; and

(vi)                              The “Rights or Options” shall mean notes, warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

(c)                                  Deemed Issuances.  For the purpose of making any adjustment to the Conversion Price of any series of Preferred Stock required under this Section 6.9, if the Corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for a series of Preferred Stock, then the Corporation shall be deemed to have issued (each a “Deemed Issuance”), at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

(i)                                     if the minimum amounts of such consideration cannot be ascertained in such Deemed Issuance, but are a function of antidilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

(ii)                                  if the minimum amount of consideration payable to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

(iii)                               if the minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities.  If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

6.10                        Conversion of Dividends. In addition, upon conversion of any shares of Preferred Stock for which dividends have been declared but not paid, the holder of such shares may elect to convert any declared and unpaid dividends on the shares of Preferred Stock being converted into shares of Common Stock at the Conversion Price in accordance with the provisions of this Section 6. If the holders do not so elect, the Corporation shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Conversion Price as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted.

6.11                        Fractional Shares.  No fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock.  In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.

6.12                        Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

7.                                      Restrictions and Limitations.

7.1                               Class Protective Provisions.  For so long as at least 25% of the shares of Preferred Stock outstanding as of the Original Issue Date remain outstanding (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like, with respect to each such series of Preferred Stock), the Corporation shall not (whether by amendment, merger, consolidation or otherwise), without the approval, by vote or written consent, of the holders of a majority of the Preferred Stock then outstanding, voting as a single class on an as-converted to Common Stock basis:

(a)                                 alter, modify or change the preferences, privileges or other special rights of Preferred Stock;

(b)                                 increase or decrease the authorized number of shares of Common Stock or Preferred Stock (or any class or series thereof);

(c)                                  create (by reclassification or otherwise), authorize, designate or issue any new class or series of capital stock, including any security convertible into or exercisable for any such new class or series of capital stock, (or permit any subsidiary to create, authorize, designate or issue any such new class or series of capital stock or such convertible security) having rights, preferences or privileges senior to or being on a parity with any series of Preferred Stock in right of redemption, liquidation preference, voting or dividends; other than the issuance of any authorized but unissued shares of Series C Preferred Stock pursuant to the terms of and in accordance with the Purchase Agreement;

(d)                                 redeem (or permit any subsidiary to purchase or redeem) any shares of Common Stock or Preferred Stock other than (i) the repurchase of shares of Common Stock or Preferred Stock from certain stockholders in accordance with Section 3 of the Co-Sale Agreement, or (ii) purchases upon termination of service or the exercise by the Corporation of contractual rights of first refusal over such shares;

(e)                                  increase in excess of 14,249,356 the number of shares of Common Stock reserved for issuance in connection with the Corporation’s 2010 Equity Incentive Plan or establish any similar plan;

(f)                                   issue any additional shares of Preferred Stock or other equity security, other than Excluded Securities;

(g)                                  consummate or effect any Deemed Liquidation Event;

(h)                                 authorize the liquidation, dissolution or winding-up of the Corporation;

(i)                                     increase or decrease the authorized number of directors constituting the Board of Directors, unless approved by the Board, including a majority of the Series A Directors;

(j)                                    amend, alter, restate, waive or repeal any provision of the Restated Certificate or the Bylaws of the Corporation (other than to change the name of the Corporation);

(k)                                 incur, create or guarantee (i) any indebtedness (or permit any subsidiary to incur, create or guarantee any indebtedness) that individually or in the aggregate exceeds $500,000, unless approved by the Board, or (ii) any indebtedness or issue any convertible debt securities in a Qualified Financing that individually or in the aggregate exceeds $20,000,000; or

(l)                                     enter into any transaction with a “related person” as defined in Item 404 of Regulation S-K of the Securities Act, unless approved by the Board (including a disinterested majority of the Board).

7.2                               Series C Preferred Stock Protective Provisions.  For so long as at least 25% of the shares of Series C Preferred Stock outstanding as of the Original Issue Date remain outstanding (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like, with respect to the Series C Preferred Stock), the Corporation shall not (whether by amendment, merger, consolidation or otherwise), without the approval, by vote or written consent, of the holders of at least 60% of the Series C Preferred Stock then outstanding, voting as a separate class:

(a)                                 take any action that adversely and in a manner different than any other series of Preferred Stock, alters or changes the rights, preferences, privileges or restrictions of the Series C Preferred Stock set forth in this Restated Certificate; provided, that for clarity it is acknowledged that

(i) proportional differences in the applicable Original Issue Price or Liquidation Preference Per Share, as applicable, of each series of Preferred Stock shall not be deemed to affect the Series C Preferred Stock differently from other series of Preferred Stock; and (ii) the authorization or issuance of new series of Preferred Stock by the Corporation shall not, on its own, be deemed to be an adverse alteration or change in or waiver of the rights, preferences, privileges or restrictions of the Series C Preferred Stock; or

(b)                                 increase or decrease the authorized number of shares of Series C Preferred Stock.

8.                                      Miscellaneous.

8.1                               No Reissuance of Preferred Stock.  No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

8.2                               Preemptive Rights.  No stockholder of the Corporation shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and one or more stockholders.

8.3                               Notices.  Except as otherwise provided herein, any notice required or permitted by the provisions of this Article V to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation for such holder, given by the holder to the Corporation for the purpose of notice or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.  If no such address appears or is given, notice shall be deemed given at the place where the principal executive office of the Corporation is located.

ARTICLE VI:  AMENDMENT OF BYLAWS

Except as otherwise provided in this Restated Certificate, the Board of the Corporation shall have the power to adopt, amend or repeal Bylaws of the Corporation.

ARTICLE VII:  DIRECTOR LIABILITY

To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director.  Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Neither any amendment, repeal or modification of this Article VII, nor the adoption of any provision of this Restated Certificate that is inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal, modification or adoption of such inconsistent provision.

ARTICLE VIII: INDEMNIFICATION

To the fullest extent permitted by law, the Corporation shall provide indemnification of (and advancement of expenses to) directors and officers of the Corporation. To the fullest extent permitted by law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which General Corporation Law of Delaware permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of Delaware.

Neither any amendment, repeal or modification of this Article VIII, nor the adoption of any provision of this Restated Certificate that is inconsistent with this Article VIII, shall eliminate, reduce or otherwise adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal, modification or adoption of such inconsistent provision.

ARTICLE IX:  DIRECTORS AND CORPORATE OPPORTUNITIES

Pursuant to Section 122(17) of the Delaware General Corporation Law, the Corporation hereby renounces any interest or expectancy of the Corporation or any subsidiary of the Corporation in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to the holders of Preferred Stock or their Affiliates other than holders who are employees of the Corporation (including, without limitation, any representative or affiliate of such holders of Preferred Stock serving on the Board or the board of directors or other governing body of any subsidiary of the Corporation (each, a “Board of Directors”), (collectively, the “Investor Parties”), provided that such business opportunities are not presented to the Investor Parties in their capacity as members of the Board of Directors of the Corporation.  Without limiting the foregoing renunciation, but subject to the proviso therein, the Corporation on behalf of itself and its subsidiaries (a) acknowledges that the Investor Parties are in the business of making investments in, and have or may have investments in, other businesses similar to and that may compete with the businesses of the Corporation and its subsidiaries (“Competing Businesses”) and (b) agrees that the Investor Parties shall have the unfettered right to make investments in or have relationships with other Competing Businesses independent of their investments in the Corporation.  By virtue of an Investor Party holding capital stock of the Corporation or by having persons designated by or affiliated with such Investor Party serving on or observing at meetings of any Board of Directors or otherwise, no Investor Party shall have any obligation to the Corporation, any of its subsidiaries or any other holder of capital stock or securities of the Corporation to refrain from competing with the Corporation and any of its subsidiaries, making investments in or having relationships with Competing Businesses, or otherwise engaging in any commercial activity and none of the Corporation, any of its subsidiaries or any other holder of capital stock or securities of the Corporation shall have any right with respect to any investment or activities undertaken by such Investor Party provided that such transaction or opportunity was not presented to such Investor Party in its capacity as a member of the Board of Directors of the Corporation.  Without limitation of the foregoing, each Investor Party may engage in or possess any interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Corporation or any of its subsidiaries, and none of the Corporation, any of its subsidiaries or any other holder of capital stock or securities of the Corporation shall have any rights or expectancy by virtue of such Investor Parties’ relationships with the Corporation, or otherwise in and to such independent ventures or the income or profits derived therefrom; and the pursuit of any such ventures, even if such investment is in a Competing Business, shall not for any purpose be deemed wrongful or improper provided that such venture was not presented to such Investor Party in its capacity as a member of the Board of Directors of the Corporation.  No Investor Party shall be obligated to present any particular investment opportunity to the Corporation or its subsidiaries even if such opportunity is of a character that, if presented to the Corporation or such subsidiary, could be taken by the Corporation or such subsidiary, and each Investor Party shall continue to have the right for its own respective account or to recommend to others any such particular investment opportunity.

ARTICLE X:  STOCK REPURCHASES

Subject to any approvals otherwise required by this Restated Certificate, any repurchases by the Corporation of shares of its capital stock may be made without regard to any preferential dividends arrears amount or any preferential rights amount (as such terms are defined in Section 500(b) of the Corporations Code of the State of California).

*  *  *  *  *  *

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

DERMIRA, INC.

Dermira, Inc., a Delaware corporation (the “Corporation”), hereby certifies that:

1.             The name of the Corporation is Dermira, Inc.  The date of filing its original Certificate of Incorporation with the Secretary of State was August 18, 2010, under the name of Skintelligence, Inc. The corporation filed restated certificates of incorporation on August 3, 2011, March 27, 2013 and August 14, 2014.

2.             Article IV of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

“This corporation is authorized to issue two classes of shares, designated “Common Stock” and “Preferred Stock.”  The total number of shares of Common Stock authorized to be issued is 126,000,000 shares, $0.001 par value per share.  The total number of shares of Preferred Stock authorized to be issued is 40,874,365 shares, $0.001 par value per share, 6,572,629 of which are designated as “Series A Preferred Stock,” 3,578,847 of which are designated as “Series B Preferred Stock” and 30,722,889 of which are designated as “Series C Preferred Stock.”

Contingent and effective upon the filing of this Certificate of Amendment, every 5.8 outstanding shares of Common Stock and Preferred Stock will be combined into and automatically, without any further action by the Corporation or the stockholders thereof, become one (1) outstanding share of Common Stock and Preferred Stock, respectively, of the Corporation (the “Reverse Stock Split”). All shares of Common Stock and Preferred Stock of the corporation outstanding immediately prior to the Reverse Split that are held by a stockholder will be aggregated by series prior to the combination of such shares pursuant to the preceding sentence.  No fractional share shall be issued in connection with the foregoing combination of the shares pursuant to the Reverse Split.  The corporation will pay in cash the fair value of such fractional shares, without interest and as determined in good faith by the Board (as defined below) when those entitled to receive such fractional shares are determined.

The Reverse Stock Split shall occur automatically without any further action by the holders of Common Stock or Preferred Stock, and whether or not the certificates representing such shares have been surrendered to the corporation; provided, however, that the corporation shall not be obligated to issue certificates evidencing the shares of Common Stock or Preferred Stock issuable as a result of the Reverse Stock Split unless the existing certificates evidencing the applicable shares of stock prior to the Reverse Stock Split are either delivered to the corporation, or the holder notifies the corporation that such certificates have been lost, stolen or destroyed, and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates.”

3.             This Certificate of Amendment of the Restated Certificate of Incorporation of Dermira, Inc. has been duly adopted by the corporation’s Board of Directors and a majority of the stockholders in accordance with Section 242 of the Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law, and prompt written notice shall be duly given pursuant to Section 228(e) of the Delaware General Corporation Law to those stockholders who did not approve this Certificate of Amendment of Restated Certificate of Incorporation by written consent.

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IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: September 18, 2014	Dermira, Inc.

	By:	/s/ Thomas Wiggans
	Name:	Thomas Wiggans
	Title:	Chief Executive Officer